Exhibit 10.37

                          STATE OF IOWA

                      IOWA UTILITIES BOARD


IN RE:                        )    DOCKET NO. APP-96-1 AND
                              )               RPU-96-8
MIDAMERICAN ENERGY COMPANY    )          (CONSOLIDATED)


SETTLEMENT AGREEMENT

                    Article I - Introduction

      On June 4, 1996, MidAmerican Energy Company (MidAmerican) filed with the Iowa Utilities Board (Board) an "Application for Adoption of Market-Based Pricing Proposal." In its filing, MidAmerican requested Board approval of certain waivers, procedures, elimination of the energy adjustment clause (EAC), and a series of six price reductions primarily for the residential customer class totaling approximately $20 million annually. The Board docketed the filing, identified as Docket No. APP-96-1, and set a procedural schedule.
      On  August 1, 1996, the Consumer Advocate Division  of  the

Department  of  Justice (OCA) filed a petition pursuant  to  Iowa

Code  476.3(1995)  to  reduce  MidAmerican's  electric  rates  by approximately $100 million.

      During its November 1996 billing cycle, MidAmerican reduced its  rates  by $8,698,806 annually in the following rate  classes and  amounts:  South Industrial/Large General Service - $214,246;

East   Residential   -  $2,352,988;  and  South   Residential   -

$6,131,572.    In  addition,  MidAmerican  provided   its   North

Residential  customer  class with a  one  time  $10  bill  credit

($1,359,300) during the same billing month.

      By  order entered September 6, 1996, the Board consolidated the  two  proceedings.  Interventions were  granted  to  Deere  &

Company,  Aluminum  Company of America, Izaak  Walton  League  of

America,  Iowa  Energy  Consumers, Iowa  Industrial  Intervenors,

Interstate  Power Company, IES Utilities, Inc., Utilicorp  United

Inc.,  Iowa  Association of Municipal Utilities,  Iowa  Community

Action  Association, Iowa Citizen Action Network, Cargill,  Inc.,

and  United  States Gypsum Company.  Numerous parties have  filed

statements   or   testimony  and  sponsored   evidence   in   the

Consolidated Dockets.

                      Article II - Purpose

     This Settlement Agreement has been prepared and executed  by the  signatories hereto for the purpose of resolving  all  issues among the signatories except for the issue of whether MidAmerican should  be  authorized to create and show separately  on  utility bills a Public Programs Charge for (1) electric energy efficiency expenditures and deferrals pursuant to Section 476.6(19)  of  the

Iowa Code; (2) alternate energy production purchases required  by

Section  476.43 of the Code; (3) alternate energy revolving  loan fund payment required by Section 476.46 of the Code; and (4)  new taxes or mandated expenditures.

     This  Settlement Agreement is applicable only to Docket Nos.

APP-96-1 and RPU-96-8.  This Settlement Agreement supersedes  the

Stipulation   Regarding  1995  Income  Tax   Expense   filed   by

MidAmerican  and the OCA with the Board in these  Dockets.   This

Settlement  Agreement  does not supersede the  agreement  between

MidAmerican's predecessor, Midwest Power Systems, and  OCA  dated

October  20, 1994, a copy of which is attached hereto as Appendix

I.

     In  consideration of the mutual agreements  hereinafter  set forth, the signatories stipulate as follows:

Rates

2.   The  initial reduction (approximately $8.5 million  annually for certain residential customers and approximately $200,000 annually for certain industrial customers), already implemented in the November 1996 billing cycle, will be applied retroactively to August 1, 1996. Interest at a 15.37% annual rate will apply to the refund amounts from August 1996 to the month the refund
     occurs.   No interest will be paid on the approximate  $1.35
     million credit previously provided to North system residential
     customers.   There will be no reallocation  of  the  initial
     reduction among customers or classes.

2. An additional base rate reduction of $25 million shall be made as follows:

       Class                               Amount          Effective Date

     Residential                        $10 million   Consumption on and after
                                                      approval of settlement

     Residential                        $ 5 million   Consumption on and after
                                                      June 1, 1998

     Commercial/Small General Service   $ 4  million              *

     Industrial/Large General Service   $ 6  million              *

     *These amounts shall be utilized for customer savings/price reductions in pilot projects such as unbundled pricing/retail access or in negotiated individual contract prices for customers within the class. To the extent that by June 1, 1998 the Board has approved a pilot project or projects, if any, for the class that, in combination with individually negotiated rate reductions, will not utilize the full amount of the rate reduction amount, the remaining rate reduction amount shall be applied as an annual base rate reduction for the class to be effective June 1, 1998.

     The signatories agree that there will be no pilot project required for the residential class before December 31, 2000.

     MidAmerican may, at its option, propose pilot projects or negotiate individual contracts with customers that collectively exceed the amounts in the table above. MidAmerican shall not attempt at any time to recover from other retail customers any reduction in electric revenues caused by any pilot project approved between the date of this Settlement Agreement and June 1, 1998. With respect to any reduction in electric revenues resulting from any pilot project approved between June 1, 1998 and December 31, 2000, MidAmerican may only seek to recover such revenue reductions from other customers within the same class eligible for the pilot project. With respect to any revenue reduction resulting from additional negotiated individual contracts, MidAmerican may only seek to recover the revenue reduction in accordance with paragraph 1 of the section titled "Waiver" of this Article II.

     MidAmerican may allocate the rate reductions within a given class in such a manner as will reduce price disparity for comparable service within the given class. The tariffs for the $10 million residential rate reduction to be effective upon Board approval of this Settlement Agreement are attached hereto as Appendix II. The tariffs in Appendix II do not include any of the costs that would be recovered through a Public Programs charge and do not include the initial charge for the Cooper Nuclear Station cost tracking mechanism discussed in paragraph 4 below. Proposed tariffs for the June 1, 1998 residential rate reduction and any June 1, 1998 commercial or industrial rate reduction as discussed above shall be provided to the parties by February 1, 1998.

2. MidAmerican will eliminate the EAC on or prior to July 1, 1997. Base rates for energy shall be increased at the time of the EAC elimination by a roll-in factor. The factor applicable to former Iowa-Illinois customers shall be 0.8650 cents per kilowatt hour and the factor applicable to former Midwest Power Systems customers shall be 0.9151 cents per kilowatt hour.

     On  February 1, 1999, MidAmerican will file with  the  Board the calculation of calendar year 1998 costs per kWh (1998 roll-in factor) that would have been eligible for EAC recovery if the EAC had remained in effect. If the calculated 1998 roll-in factor, calculated consistent with the method the 0.8650 cents per kilowatt-hour was calculated in MidAmerican's filing in Docket No. APP-96-1, is less than
     0.7353 cents per kWh (i.e., less than 85% of 0.8650 cents per kWh), base rates shall be reduced by the difference between the 1998 roll-in factor and 0.7353 cents per kWh. If the calculated 1998 roll-in factor exceeds 0.9948 cents per kWh (i.e., 115% of 0/.8650 cents per kWh), base rates shall be increased by the difference between the 1998 roll-in factor and 0.9948 cents per kWh. Any adjustment shall be effective prospectively from March 1, 1999. The methodology for normalizing the 1998 nuclear refueling outage costs is attached hereto as Appendix III.

     The EAC or any portion thereof may only be reinstated with Board approval. With the exception of revenues associated with required energy efficiency expenditures, alternate energy production payments and alternate energy loan fund assessments, all revenues associated with costs that would have been recovered through the EAC shall be included in the calculation of revenues for the purpose of the sharing mechanism of paragraph 5.

2. The cost tracking mechanism for capital additions for Cooper Nuclear Station for 1997 and beyond, outlined in OCA witness Fuhrman's rebuttal testimony at pages 44 through 46, will be implemented. However, MidAmerican will be allowed to earn both a return of and a return on capital additions at Cooper Nuclear Station that occur from January 1, 1996 through the effective date of implementation of the tracking mechanism. MidAmerican will not include in the costs recovered through the tracking mechanism the following three types of costs: (1) AFUDC on 1996 and January through May 1997 construction expenditures; (2) construction work-in-progress (CWIP) as of May 1997; and (3) AFUDC on CWIP. MidAmerican shall be allowed to include the foregoing costs in the calculation of the jurisdictional returns on common equity, as referenced in paragraph 5 below.

     The amounts recovered through the cost tracking mechanism shall be allocated among classes using the "average and excess" methodology, as applied to other non-fuel expenses at Cooper Nuclear Station. The tariffs for the cost tracking mechanism are attached hereto as Appendix IV. OCA reserves the right to object to any unreasonable charges proposed or assessed under the tracker.

2. In the event MidAmerican earns more than a 12% return n common equity on jurisdictional electric operations in calendar year 1997, 1998, 1999 or 2000, 50% of any revenues in excess of the 12% earned return on common equity shall be credited to non-contact customers prior to April 1 of the following year. The credit amount shall be allocated among the residential, commercial/small general service and industrial/large general service classes to provide an equal percentage bill credit per class.

     MidAmerican shall use two-thirds of the revenues it retains above a 14% return on common equity on jurisdictional electric operations in 1997, 1998, 1999 or 2000 to accelerate the recovery of regulatory assets involving, first, D.O.E. Fees and, second, Debt Refinancing Costs.

     Except as provided in paragraph 3 and except to recover the costs of energy efficiency expenditures and deferrals pursuant to Section 476.6(19) of the Code, alternate energy production purchases required by Section 476.43 of the Code, alternate energy revolving loan fund payments required by
     Section 476.46 of the Code and new taxes or mandated expenditures, MidAmerican commits not to seek an increase in its electric prices before December 31, 2000, unless its jurisdictional return on common equity on electric operations in any 12-month period falls below 9%.
     MidAmerican can continue to file for and recover energy efficiency costs as approved by the Board.

     The signatories commit not to request commencement of a rate reduction proceeding against MidAmerican prior to December 31, 2000 unless MidAmerican's jurisdictional return on common equity on electric operations exceeds 14% after reflecting the credits to customers provided for in this paragraph 5.

     After December 31, 2000, any signatory may file with the Board for an increase or decrease in MidAmerican's rates.

     The methodology to be used to calculate the jurisdictional returns on common equity on electric operations is attached hereto as Appendix V. Results for 1997 and 1998 shall first be adjusted to assume a full year of the rate reductions provided for in paragraph 2 above.

     The above sharing arrangement shall be a pilot project only and is limited solely to this proceeding.

Waivers

2. The signatories to the Settlement Agreement support a waiver for MidAmerican of subsections 20.14(2), 20.14(3), 20.14(4)"d" and 20/14(5) of the Board's flexible pricing rules. MidAmerican shall be able to negotiate non-standard prices, terms and conditions of service with any customer based upon the cost of serving that customer, subject to the restrictions of this paragraph. A negotiated price, term or condition need not be filed with the Board before it becomes effective, but MidAmerican must continue to comply with the reporting requirements of subsections 20.14(4)"a", "b" and "c" of the Board's rules. MidAmerican shall not agree to a price, except for competitive reasons, below its expected short run marginal cost of serving the customer unless the Board approves. MidAmerican shall not be required to offer the same price, term or condition to another customer simply because the customer makes the same end product or offers the same service. Upon the written joint notification of MidAmerican and the customer filed with the Board prior to the effective date of the contract, the negotiated contractual provisions: (1) can be for a term exceeding five years; and/or
     (2) shall be treated as confidential information. MidAmerican shall not attempt at any time to recover from the other retail customers any reduction in electric revenues caused by non-standard prices, terms and conditions of service negotiated with a customer in a contract executed between January 1, 1997 and June 1, 1998. With respect to a contract with a customer for non-standard prices, terms and conditions executed between June 1, 1998 and December 31, 2000, MidAmerican may only seek to recover any associated revenue reduction from other customers within the same rate class as the customer negotiating the contract.

     The flexible pricing arrangement as set forth in this paragraph shall be a pilot project only and is limited solely to this proceeding.

2. The signatories to this Settlement Agreement support a procedure before the Board by which tariffs filed by MidAmerican that are optional for customers shall be allowed to become
     effective  immediately  upon filing  with  the  Board.   The
     signatories agree that unbundled pricing tariffs and a retail wheeling/direct access pilot project could be subject to suspension at the Board's discretion for no more than six months. The Board shall have the full authority to investigate the tariff option filings and to fashion appropriate remedies within its statutory authority at the conclusion of its investigation. MidAmerican agrees that it will not protest a decision by the Board to order appropriate refunds in those cases in which the Board determines it to be in the public interest; however, such refunds shall be without interest in recognition of the optional and consensual nature of the tariffs. MidAmerican shall not be required to reduce other rates, charges or prices to reflect anticipated revenues from the optional tariffs.

Buy-Through Option

       MidAmerican and any interested signatories to this Settlement Agreement will collaborate to develop a buy-through option for customers served under interruptible electric tariffs. The signatories agree to cooperate to obtain any approvals for such buy-through option required by the Board, other regulators, and the Mid-Continent Area Power Pool.
Market Access Service Pilot

      MidAmerican will engage in good faith negotiations with the

signatories  to  develop  a  Market  Access  Service  Pilot   for

industrial/large general service customers.  The  pilot  will  be

optional   for   industrial  customers.   All  signatories   will

cooperate  to  achieve the objective of filing the Market  Access

Service Pilot within 90 days from the effective date of the final

Board  order  in Consolidated Docket Nos. APP-96-1 and  RPU-96-8.

Unless  otherwise agreed to by the signatories, the Market Access

Service  Pilot  will  comport with the outline  in  Appendix  VI,

attached hereto.

      MidAmerican  agrees that it will not seek to  recover  from residential  or  commercial/small general service  customers  any reduction  in revenues associated with the Market Access  Service

Pilot.

                   Article III - Joint Motion

     Upon execution of this Settlement Agreement, the signatories shall file the same with the Board, together with a joint motion requesting that the Board accept the Settlement Agreement for the purpose of these Consolidated Dockets, without condition or

modification.

                Article IV - Condition Precedent

     This Settlement Agreement shall not become effective unless and until the Board accepts the same in its entirety without condition or modification.

              Article V - Privilege and Limitation

     This Settlement Agreement is made pursuant to Iowa Code

17A.10 and 199 I.A.C. 7.2(11).  The Settlement Agreement shall become binding upon the signatories upon its execution; provided,

however, that if this Settlement Agreement does not become

effective in accordance with Article IV above, it shall be null,

void and privileged.  This Settlement Agreement is intended to relate only to the specific matters referred to herein.  No

signatory waives any claim or right which it may otherwise have with respect to any matter not expressly provided for herein.  No signatory shall be deemed to have approved, accepted, agreed or consented to any ratemaking principle, any method of cost of service determination, or any method of cost of service

determination, or any method of cost allocation underlying the provisions of this Settlement Agreement or be prejudiced or bound thereby in any other current or future proceeding before any agency.  No signatory shall directly or indirectly refer to this

Settlement Agreement as precedent in any other current or future proceeding before the Board.

      Article VI - Procedure Applicable to Unresolved Issue

     The unresolved issue of whether MidAmerican should be

authorized to create and show separately on utility bills a

Public Programs Charge shall continue to be litigated on a

schedule established by the Board.  In the event the Board does not approve the Public Programs Charge for MidAmerican, the

signatories agree that MidAmerican may seek approval of an

alternative, contemporaneous, cost-tracking recovery mechanism for (1) electric energy efficiency expenditures and deferrals

(including interruptible rate credits) pursuant to Section

476.6(19) of the Iowa Code; (2) alternate energy production

purchases required by Section 476.43 of the Code; (3) alternate energy revolving loan fund payments required by Section 476.46 of the Code; and (4) new taxes or mandated expenditures.

                     Article VII - Execution

     To facilitate and expedite execution, the Settlement

Agreement has been executed by the signatories in multiple

conformed copies which, when the original signature pages are consolidated into a single document, shall constitute a fully-

executed document binding upon all the signatories to be filed with the Iowa Utilities Board.